Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ArTara Therapeutics, Inc. (formerly Proteon Therapeutics, Inc.) on Form S-8 of our report dated March 19, 2020, with respect to our audits of the consolidated financial statements of ArTara Subsidiary, Inc. (formerly ArTara Therapeutics, Inc.) as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018 appearing in Form 8-K/A of ArTara Therapeutics, Inc. (formerly Proteon Therapeutics, Inc.).

/s/ Marcum llp

Marcum llp

New York, NY

March 30, 2020